Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
LDK Solar Co., Ltd.:
     We consent to the incorporation by reference in the registration statement (File No. 333-150866) on Form S-8 of LDK Solar Co., Ltd. and in the registration statement (File No. 333-160110) on Form F-3 of LDK Solar Co., Ltd. of our reports dated June 30, 2010, with respect to the consolidated balance sheets of LDK Solar Co., Ltd. as of December 31, 2008 and 2009, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 20-F of LDK Solar Co., Ltd. Our report on the consolidated financial statements refers to changes in the method of accounting for convertible senior notes and noncontrolling interests due to the adoption of new accounting standards in 2009.
/s/ KPMG
Hong Kong, China
June 30, 2010